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EXHIBIT 1.2

SIMON PROPERTY GROUP, L.P.
(a Delaware limited partnership)
Debt Securities

TERMS AGREEMENT

    October 23, 2001

To:	Simon Property Group, L.P. National City Center 115 West Washington Street Suite 15 East Indianapolis, Indiana 46204

Ladies and Gentlemen:

    We understand that Simon Property Group, L.P., a Delaware limited partnership (the "Operating Partnership"), proposes to issue and sell U.S.$750,000,000 aggregate principal amount of debt securities (hereinafter the "Underwritten Securities"). Subject to the terms and conditions set forth or incorporated by reference herein, the underwriters named below (the "Underwriters") offer to purchase, severally and not jointly, the respective principal amounts of Underwritten Securities set forth below opposite their names at the purchase price set forth below, to the extent any are purchased.

Underwriter	Principal Amount of Underwritten Securities
Banc of America Securities LLC	$251,250,000
Salomon Smith Barney Inc.	$251,250,000
Credit Suisse First Boston Corporation	$82,500,000
J.P. Morgan Securities Inc.	$82,500,000
UBS Warburg LLC	$82,500,000

Total	$750,000,000

    The Underwritten Securities shall have the following terms:

Title:	Simon Property Group, L.P. 6 3/8% Notes due 2007
Rank:
The Underwritten Securities shall rank pari passu with each other and with all other unsecured and unsubordinated indebtedness of the Operating Partnership, except that the Underwritten Securities effectively will be subordinated to (i) the prior claims of each secured mortgage lender to any specific property securing such lender's mortgage and (ii) any claims of creditors of subsidiaries of the Operating Partnership, to the extent of the assets of such subsidiaries.
Ratings:	"Baa1" by Moody's Investor Service; "BBB" by Standard & Poor's
Aggregate principal amount:	U.S.$750,000,000
Denominations:	U.S.$1,000 and integral multiples thereof
Currency of payment:	United States dollars
Interest rate or formula:	6 3/8% payable semi-annually in arrears
Interest payment dates:	Each May 15 and November 15, commencing on May 15, 2002
Regular record dates:	Each 15th calendar day prior to the interest payment date or the stated maturity date, as the case may be
Stated maturity date:	November 15, 2007
Redemption provisions:
The Underwritten Securities may be redeemed at any time at the option of the Operating Partnership, in whole or in part, at a redemption price equal to the sum of (i) the principal amount of the Underwritten Securities being redeemed plus accrued interest to the redemption date and (ii) the Make-Whole Amount, if any, with respect to such Underwritten Securities.
Sinking fund requirements:	Not applicable
Conversion provisions:	Not applicable
Listing requirements:	Not applicable
Black-out provisions:	Not applicable
Initial public offering price:	99.234% of the principal amount, plus accrued interest, if any, from closing date
Purchase price:	98.609% of principal amount, plus accrued interest, if any, from closing date (payable in next day funds)
Form:
The Underwritten Securities shall be in the form of Exhibit A to the Ninth Supplemental Indenture, dated as of the closing date, between the Operating Partnership and The Chase Manhattan Bank, as trustee.
Lock-Up Provisions:	Not applicable

Other terms and conditions:	The Underwritten Securities shall have such other terms and conditions as provided in the Ninth Supplemental Indenture and the form attached as Exhibit A thereto.
Closing date and location:	October 26, 2001, at the offices of Clifford Chance Rogers & Wells LLP, 200 Park Avenue, New York, New York 10128

    All of the provisions contained in the document attached as Annex I hereto entitled "SIMON PROPERTY GROUP, L.P.—Securities—AMENDED AND RESTATED UNDERWRITING AGREEMENT" are hereby incorporated by reference in their entirety herein and shall be deemed to be a part of this Terms Agreement to the same extent as if such provisions had been set forth in full herein. Terms defined in such document are used herein as therein defined.

    Please accept this offer no later than 4:30 P.M. (New York City time) on October 23, 2001 by signing a copy of this Terms Agreement in the space set forth below and returning the signed copy to us.

Very truly yours,
BANC OF AMERICA SECURITIES LLC
By:	/s/ LILY CHANG Name: Lily Chang Title: Authorized Signatory
SALOMON SMITH BARNEY INC.
By:	/s/ DAN GUGLIELMONE Name: Dan Guglielmone Title: Authorized Signatory

    Each acting on behalf of itself and the other named Underwriters.

Accepted:

SIMON PROPERTY GROUP, L.P.
By:	Simon Property Group, Inc., its General Partner
By:	/s/ STEPHEN E. STERETT Name: Stephen E. Sterett Title: Executive Vice President and Chief Financial Officer

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  EXHIBIT 1.2
TERMS AGREEMENT